Exhibit 10.27

May 4, 2007

Mr. John Scully

Sycamore Networks, Inc.

220 Mill Road

Chelmsford, MA 01824

RE: Relocation Offer and Agreement

Dear John:

I am please to acknowledge your desire to relocate to the Chelmsford, Massachusetts area in order to work even more closely with the management team while continuing to lead Sycamore’s (“Sycamore” or the “Company”) ongoing sales effort. In that light, and further to our discussions regarding this matter, this letter contains the terms and conditions and outlines the expenses that the Company will reimburse or pay with respect to your relocation.

Sycamore will reimburse you and/or pay for the following expenses related to your move:

Home Finding: Sycamore will reimburse you on a tax gross up basis for up to three house hunting overnight trips. Covered expenses will include food, lodging and mileage and will be reimbursed in accordance with Sycamore’s travel and entertainment policy.

Settling in Allowance: Sycamore will reimburse you, on a tax gross up basis, certain expenses incurred as a result of your relocation, including driver’s license fees, automobile registration fees and utility hook-up fees.

Transportation to New Location: Sycamore will reimburse your mileage at $0.20 per mile and tolls based on receipts as non-taxable income. Meals at $50.00 per day per family member will be reimbursed as taxable income.

Temporary Living: If you require a temporary living arrangement between the departure from your existing home and the move date into your new residence, Sycamore will pay for your actual lodging costs for up to 30 calendar days. Documented expenses will be reimbursed on a tax gross up basis as taxable income.

Shipping of Household Goods: Sycamore will reimburse you for documented costs from a Company approved mover to pack, load and deliver your household goods to your new home.

Household Goods Insurance: Sycamore will reimburse you on a tax gross up basis for insurance for the full replacement value (up to $125,000 of value) of your personal property while in transit.

Storage of Household Goods: Sycamore will reimburse you on a tax gross up basis for documented expenses to store your household goods for up to 30 days.

Selling of Home: Sycamore will reimburse you, on a tax gross up basis, for the documented real estate commission for the sale of your primary residence up to 5% of the sale price and for the documented legal fees associated with the sale.

New Home Purchase: Sycamore will reimburse you, on a tax gross up basis, for reasonable and customary documented closing costs normally paid by the purchaser for the purchase of your home. Down payment and points will not be reimbursed.

The aggregate estimated expenses to be reimbursed by the Company, including, where applicable on a tax gross up basis, is approximately $135,500. Any expenses that are not specifically listed above require the pre-approval of the Chief Executive Officer and the Chief Financial Officer. It is your responsibility to provide Sycamore with all applicable receipts and documents in support of qualifying expenses within 30 days of household relocation. Please use the Relocation Expense Form found in SycamoreWorld under Payroll and Travel. You are encouraged to consult a tax advisor regarding the tax treatment of your relocation expenses, as there are certain expenses that may or may not be taxable.

Nothing contained herein is intended to or shall be construed to confer upon you any rights to employment or continued employment with Sycamore, or shall alter in any way the nature of your current “at will” employment status with Sycamore.

Please note that if within the first twelve months following your relocation, you voluntarily terminate employment for any reason, or if your employment is terminated as a result of misconduct as described in Sycamore’s Business Code of Ethics, you will be required to repay to Sycamore, within thirty days of the termination of employment, 100% of all costs associated with your relocation paid by the Company.

This letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter.

If you have any questions or concerns, please call me at 978-367-7322 or email me at cheryl.moisan@svcamorenet.com.

Sincerely,

Cheryl Moisan Director, Human Resources

By signing below, I acknowledge my understanding of this agreement and accept its terms and conditions.

John Scully	(date)